                                                                   EXHIBIT 10.10


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  XOOM, INC.,

                                XOOM CHAT, INC.,

                             PARALOGIC CORPORATION,

                                      AND

                                SHAREHOLDERS OF

                             PARALOGIC CORPORATION


                                 March 10, 1998

                               TABLE OF CONTENTS

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                                                                                  Page

ARTICLE I. THE MERGER..............................................................2

1.1    The Merger..................................................................2
1.2    The Effective Date..........................................................2
1.3    The Surviving Corporation...................................................3
1.4    Closing.....................................................................3

ARTICLE II. CONVERSION OF SHARES...................................................3

2.1    Effect on Common Stock......................................................3
2.2    Tax Withholding.............................................................3
2.3    Conversion of Shares........................................................3
2.4    The Merger Consideration....................................................4
2.5    Records Regarding Net PPN Advertising Revenues..............................4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MERGERCO............................5

3.1    Requisite Consents; Nonviolation............................................5
3.2    Due Organization of MergerCo; Authorizations................................5
3.3    Capitalization..............................................................5
3.4    Authority; Binding Nature of Agreements.....................................5
3.5    Subsidiaries etc............................................................6
3.6    Financial Statements........................................................6
3.7    No Material Changes.........................................................6
3.8    Undisclosed Liabilities.....................................................6
3.9    Governmental Authorizations; Compliance with Laws...........................7
3.10   Litigation..................................................................7
3.11   Employee Benefit Plans......................................................7
3.12   Patent, Trademark and Related Matters.......................................8
3.13   Real and Personal Property..................................................8
3.14   Insurance...................................................................8
3.15   Taxes.......................................................................8
3.16   Environmental Matters......................................................10
3.17   Contracts..................................................................11
3.18   Accounts Receivable........................................................12
3.19   Customers and Suppliers....................................................12
3.20   Bank Accounts..............................................................12
3.21   Title to Properties; Encumbrances..........................................12
3.22   Compensation of Employees..................................................12
3.23   Tax Status of Reorganization...............................................13

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE
            SHAREHOLDERS.....................................................13

  4.1   Title to Common Shares...............................................13
  4.2   Capacity.............................................................13
  4.3   Confirmation of MergerCo's Representations and Warranties............13
  4.4   Purchase Entirely For Own Account....................................14
  4.5   Disclosure of Information............................................14

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE
           COMPANY AND XOOM..................................................14

  5.1   Due Incorporation; Requisite Power and Authority.....................14
  5.2   Due Organization of XOOM and the Company.............................15
  5.3   Requisite Consents; Nonviolation.....................................15
  5.4   XOOM Stock...........................................................15
  5.5   Capitalization.......................................................15
  5.6   Financial Statements.................................................16
  5.7   No Material Changes..................................................16
  5.8   Undisclosed Liabilities..............................................16
  5.9   Litigation...........................................................16
  5.10  Patent, Trademark and Related Matters................................17
  5.11  Contracts............................................................17
  5.12  Registration Rights..................................................17
  5.13  Related-Party Transactions...........................................17
  5.14  Voting Agreements....................................................18

ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................18

ARTICLE VII. COVENANTS OF MERGERCO AND SHAREHOLDERS..........................18

  7.1   Access and Investigation.............................................18
  7.2   Operation of Business................................................18
  7.3   Final Tax Returns....................................................18
  7.4   Taxes on PSC Share Dividends.........................................19
  7.5   Federal Income Tax Reporting.........................................19
  7.6   No Negotiation.......................................................19

ARTICLE VIII. COVENANTS OF XOOM..............................................19

  8.1   Tax Free Reorganization..............................................19

ARTICLE IX. CLOSING CONDITIONS OF XOOM AND THE COMPANY.......................20

  9.1   Accuracy of Representations and Warranties...........................20

                                      ii

9.2     Asset Purchase Agreement.....................................  20
9.3     Release Agreement............................................  20
9.4     License Agreement............................................  20
9.5     Software Agreement Amendment.................................  20

   ARTICLE X. CLOSING CONDITIONS OF THE SHAREHOLDERS AND MERGERCO....  20

10.1    Employment Agreement.........................................  20
10.2    Voting Agreement.............................................  21
10.3    Agreement regarding use of Webpage.com Domain Name...........  21
10.4    Representations and Warranties...............................  21

ARTICLE XI. FURTHER ASSURANCES.......................................  21

ARTICLE XII. INDEMNIFICATION.........................................  21

12.1    Indemnification by the Shareholders..........................  21
12.2    Indemnification by the Company and XOOM......................  22
12.3    Notification of Claims.......................................  22
12.4    Resolution of Claims.........................................  22
12.5    Arbitration..................................................  23
12.6    Indemnification Threshold....................................  23
12.7    Limitation of Liability; Exclusive Remedy....................  23

ARTICLE XIII. RESTRICTIONS ON XOOM COMMON SHARES.....................  24

13.1    Right of First Refusal/Transfer Restrictions.................  24
13.2    Lock-Up Agreement............................................  25

ARTICLE XIV. MISCELLANEOUS...........................................  26

14.1    Expenses.....................................................  26
14.2    Entire Agreement.............................................  26
14.3    Press Releases and Public Announcements......................  26
14.4    Counterparts.................................................  26
14.5    Descriptive Headings.........................................  26
14.6    Notices......................................................  26
14.7    Choice of Law................................................  27
14.8    Binding Effect; Benefits.....................................  27
14.9    Assignability................................................  27
14.10   Waiver and Amendment.........................................  27
14.11   Attorneys' Fees..............................................  27

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 10, 1998 is entered into by and among XOOM Chat Inc., a California corporation (the "Company"), XOOM, Inc., a Delaware corporation ("XOOM"), Paralogic Corporation, a California corporation ("MergerCo"), and the shareholders of MergerCo whose names are listed on Exhibit A hereto (each such person hereinafter referred to
                    ---------
as a "Shareholder," and collectively, the "Shareholders").

                                    RECITALS

     A. The respective Boards of Directors of each of the Company, XOOM and MergerCo believe it is in the best interests of their respective companies and shareholders that the Company and MergerCo combine into a single company through the statutory merger of MergerCo with and into the Company with the Company as the surviving corporation (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of common stock of MergerCo shall be exchanged for the Merger Consideration consisting of common shares of XOOM and the right to receive certain cash distributions (as more fully defined below).

     C. The parties to the Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that MergerCo, the Company and XOOM will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, MergerCo and the Shareholders, and the Company and XOOM hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1  THE MERGER.

     Subject to the terms and conditions of this Agreement, on the Effective Date (as defined below), MergerCo shall be merged with and into the Company and the Company shall be the surviving corporation (the "Surviving Corporation") in such Merger and the separate existence of MergerCo shall thereupon cease. The Merger shall have the effects set forth in the General Corporation Law of the State of California. Without limiting the generality of the foregoing, on the Effective Date, all of the property, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation.

     1.2  THE EFFECTIVE DATE.

     The Merger shall become effective when a properly executed Agreement of Merger and such other documents as may be required are duly filed with the Secretary of State of the State of California, which filings shall be as soon as practicable after the Closing, or at such other time as the parties may agree and may provide in the Agreement of Merger and such other documents (the "Effective Date").

     1.3  THE SURVIVING CORPORATION.

     The Articles of Incorporation and Bylaws of the Company shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, each until duly amended. The directors and officers of the Company on the Effective Date shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.4  CLOSING.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. local time, at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105-2482 on March 13, 1998, or at such other time, date and place as the parties may mutually agree (the "Closing Date").

                                  ARTICLE II.

                              CONVERSION OF SHARES

     2.1  EFFECT ON COMMON STOCK.

     By virtue of the Merger and without any action on the part of MergerCo, the Company or the Shareholders, on the Effective Date, each share of MergerCo's common stock issued and outstanding immediately prior to the Effective Date will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration (as defined below).

     2.2  TAX WITHHOLDING.

     The right of any Shareholder to receive any cash payment as part of the Merger Consideration, as provided herein, shall be subject to and reduced by the amount of any required tax withholding obligation. To the extent that the Company or XOOM withholds taxes from payments to Shareholders, it shall provide each such Shareholder with documentary evidence of any amounts so withheld and information as to the basis therefor.

     2.3  CONVERSION OF SHARES.

     On the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each common share of MergerCo that is issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive such number of common shares of XOOM as set forth in
Schedule 2.3 to be provided at the Closing, such that the Shareholders shall receive in the aggregate 9.85% of the sum of, as of the Closing, (i) all of the issued and outstanding shares of capital stock of XOOM, and (ii) all of the vested and unexercised options to purchase shares of XOOM common stock.

     2.4  THE MERGER CONSIDERATION.

     The Shareholders shall be entitled to receive the following consideration for their shares of MergerCo (in the aggregate, the "Merger Consideration"):

        (a) On the Effective Date, provided the Shareholders have delivered to XOOM all of the certificates evidencing their shares of MergerCo, together with duly executed stock powers executed in blank, each Shareholder shall receive a certificate evidencing the number of common shares, rounded down to the nearest whole number, of XOOM to which each Shareholder is entitled pursuant to Section 2.3; and

        (b) The Shareholders shall receive in the aggregate an amount, to be distributed pro rata to the number of shares issued to such Shareholder in the Merger, pursuant to Section 2.3, equal to:

           (i)  at the Closing, $30,000;

           (ii) an amount payable monthly as set forth herein equal to 25% of the sum of (A) XOOM's advertising (advertising sales less agency discounts and third-party sales commissions) revenues generated from the Paralogic Parachat Personal Network, and (B) the fair market value less applicable taxes of in-kind compensation in connection with the sale or other provision of Paralogic Parachat Personal Network advertisements other than such revenues from
                                         ----------
(1) house advertisements for XOOM products or services, (2) non-cash advertising exchanges or (3) an aggregate dollar amount received by XOOM or the Company from third party sellers of on-line advertisements in connection with advertising exchanges, net any amounts paid by XOOM or the Company to such sellers for on-line advertisements (collectively, "Net PPN Advertising Revenues") only to the extent invoiced and actually collected (or with respect to in-kind services other than described in (b)(ii)(1)(2) or (3), actually received) during the eighteen consecutive full months after the Closing; provided, however, that the
                                                    --------
amount of the monthly payment pursuant to this Section 2.3(b)(ii) shall not be less than $30,000 (including, for purposes of the first such payment, the $30,000 payment pursuant to Section 2.4(b)(i)), regardless of XOOM's Net Advertising Revenues in such months. Payments pursuant to this Section 2.4(b)(ii) shall commence on or before the fifteenth business day of the second full month after the Closing Date and shall be made on or before the fifteenth business day of each consecutive month thereafter, with a final payment on or before the fifteenth day of the nineteenth full month after the Closing Date; provided, however, that the aggregate of payments pursuant to Sections
--------
2.4(b)(i) and (ii) shall not, in any event, exceed $1.4 million.

     2.5  RECORDS REGARDING NET PPN ADVERTISING REVENUES.

     XOOM shall maintain, until two (2) years after expiration of this Agreement, all such books, records and accounts as necessary to permit computation of and accounting for amounts payable under this Section 2.4 for the then-current year and the preceding two (2) years. XOOM grants to Shareholders the right to audit, have audited, examine, and have examined such books, records and accounts during XOOM's normal business hours no more than once per year upon no less than thirty (30) days written notice to verify the accuracy of the reports and payments made to Shareholders hereunder. In the event it is determined that XOOM underpaid amounts due under this Agreement by more than ten percent (10%), XOOM shall reimburse Shareholders for all costs incurred in connection with the audit.
                                       4

                                 ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF MERGERCO

     Except as set forth in the Disclosure Schedule attached hereto provided by MergerCo (the "MergerCo Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, MergerCo hereby represents and warrants to the Company and XOOM as of the Date hereof and as of the Closing Date, as follows:

     3.1  REQUISITE CONSENTS; NONVIOLATION.

     The execution and delivery of this Agreement by MergerCo and the Shareholders and the consummation of the transactions contemplated by this Agreement will not (a) except as set forth in this Agreement, require the consent, approval or authorization of any governmental person or entity (except such approvals or filings as may be required to comply with applicable state securities laws), (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of MergerCo, or (c) constitute a default under, violate or conflict with any material contract, note, lease or mortgage to which MergerCo or any Shareholder is a party or by which MergerCo or any Shareholder is bound or to which MergerCo or any of its properties or any Shareholder or any of his or her properties is subject.

     3.2  DUE ORGANIZATION OF MERGERCO; AUTHORIZATIONS.

     MergerCo (a) has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of California, (b) is duly qualified to do business in and is in good standing under the laws of every jurisdiction where it is required to be so qualified, except where the failure to be so qualified will not materially adversely affect its business, financial condition or results of operations, and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry on its business.

     3.3  CAPITALIZATION.

     The authorized capital stock of MergerCo consists of 1,000,000 shares of common stock, of which 5,250 shares of common stock are issued and outstanding. All of the issued and outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable. Other than the common stock, MergerCo does not have outstanding any other voting or equity securities or interests. Except as set forth in the MergerCo Disclosure Schedule, MergerCo has no outstanding obligations, understandings or commitments regarding the issuance of any additional shares of its stock, voting or equity securities or interests or other securities, or any options, rights, warrants or securities exercisable for or convertible into such shares, securities or interests. There are no preemptive rights in respect of the common shares of MergerCo.

     3.4  AUTHORITY; BINDING NATURE OF AGREEMENTS.

     MergerCo has the power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by MergerCo of this Agreement has been duly authorized by all necessary action on the part of MergerCo and its shareholders, board of directors and officers.
This Agreement constitutes the legal, valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms.

     3.5  SUBSIDIARIES ETC.

     MergerCo does not own or control any equity interest in any corporation, partnership, joint venture or other legal entity.

     3.6  FINANCIAL STATEMENTS.


        (a) MergerCo has delivered to the Company the following financial statements and notes (collectively, the "Financial Statements"), which are attached to Part 3.6(a) of the MergerCo Disclosure Schedule:

           (i) the unaudited balance sheets of MergerCo as of December 31, 1996 and December 31, 1997, and the related unaudited statements of operations, changes in shareholder's equity and cash flows of MergerCo for the fiscal years ended December 31, 1996 and December 31, 1997 together with the notes thereto; and

          (ii) the unaudited balance sheet of MergerCo as of January 31, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations, changes in shareholder's equity and cash flows of MergerCo, together with the notes thereto.

        (b) All of the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 3.6(a) are in accordance with the books and records of MergerCo and present fairly the financial position of MergerCo as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of MergerCo for the periods covered thereby.

        (c) Except as set forth in the MergerCo Disclosure Schedule, MergerCo has no liabilities except those reflected or reserved against in the Unaudited Interim Balance Sheet and current liabilities incurred by MergerCo in the ordinary course of business since the date of the Unaudited Interim Balance Sheet

     3.7  NO MATERIAL CHANGES.

     Except as otherwise set forth in the MergerCo Disclosure Schedule, since January 31, 1998 there has not been (a) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, financial condition or results of operations of MergerCo; (b) any labor dispute materially and adversely affecting the business, financial condition or results of operations of MergerCo; (c) any disposition of any capital asset of MergerCo having a net book value in excess of $15,000; (d) any discharge or satisfaction of any obligation or liability of MergerCo other than in the ordinary course of business; or (e) any material adverse change in the business, financial condition or results of operations of MergerCo.

     3.8  UNDISCLOSED LIABILITIES.

     MergerCo has no liabilities or obligations (whether absolute, contingent or otherwise) which are material to MergerCo, except for (a) those reflected, reserved against or otherwise disclosed in the Financial Statements or the notes thereto and not heretofore paid or discharged, (b) those disclosed in the Disclosure Schedule, or (c) those incurred in, or as a result of, the ordinary course of business of MergerCo since the date of the Unaudited Interim Balance Sheet.
                                       6

     3.9  GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAWS.

     MergerCo has all material governmental licenses, permits, approvals and other governmental authorizations necessary to permit the operation of the business of MergerCo, as presently conducted. MergerCo is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to be in such compliance would not have a material adverse effect on the business, financial condition or results of operations of MergerCo.

     3.10  LITIGATION.

     Except as set forth in the MergerCo Disclosure Schedule, there is no pending or threatened action, suit, arbitration proceeding or investigation in any court or before any governmental commission or agency against MergerCo which would have a material adverse effect upon the business, financial condition or results of operations of MergerCo. There is no order, judgment or decree of any court or governmental authority or agency which specifically applies to MergerCo which would have a material adverse effect on the business, financial condition or results of operations of MergerCo.

     3.11  EMPLOYEE BENEFIT PLANS.

     As used herein, the term "Employee Benefit Plan" means an "employee pension benefit plan" as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and an "employee welfare benefit plan" as defined in Section 3(l) of ERISA. The term "Qualified Plan" means a pension, profit sharing or stock bonus plan described in Section 401 of the Code. MergerCo, which, for purposes hereof shall include any of its subsidiaries or any organization which, together with MergerCo and/or any such subsidiary, would be treated as a "single employer" within the meaning of
Section 414(b) or (c) of the Code, maintains or contributes to (or has any obligation to contribute to) no Employee Benefit Plan other than those listed in the MergerCo Disclosure Schedule (the "Listed Plans").

      (a) Each Listed Plan is, and at all times while maintained by MergerCo has been, operated in compliance, in all material respects, with all applicable law, including provisions of ERISA (including the regulations thereunder), which are applicable to Listed Plan;

      (b) Each Listed Plan which is a Qualified Plan complies in form and is, and at all times while maintained by MergerCo has been, operated in compliance in all material respects with the provisions of the Internal Revenue Code (including the regulations thereunder) which are applicable to such Listed Plan;

      (c) No Listed Plan which is subject to the minimum funding standards of
Section 412 of the Code or Section 302 of ERISA has an "accumulated funding deficiency" as described in such sections, or has obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA;

      (d) MergerCo has received no communication from the United States Department of Labor stating that any Listed Plan is in violation of ERISA or the regulations thereunder, and neither MergerCo nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Listed Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

      (e) Each Listed Plan which is a Qualified Plan has received a favorable determination letter from the Internal Revenue Service, and MergerCo has received no communication from the Internal Revenue Service indicating that any Listed Plan which is intended to be a Qualified Plan is no longer a Qualified Plan;

      (f) There is no litigation, claim or action pending or asserted by or against any Listed Plan, or threatened with respect to any Listed Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims);

      (g)  No Listed Plan is covered by Title IV of ERISA; and

      (h) No Listed Plan provides for post-employment or retiree welfare benefits, except (i) benefit coverage mandated by applicable law, including (without limitation) coverage provided pursuant to Section 4980B of the Code, or
(ii) benefits (including life insurance policies), the full cost of which are borne by current or former employees of MergerCo (or the employees' beneficiaries).

     3.12  PATENT, TRADEMARK AND RELATED MATTERS.

     All of the material patents, registered trademarks, service marks and trade names owned by MergerCo and all material license agreements in which MergerCo is the licensee, at the date of this Agreement are listed in the MergerCo Disclosure Schedule. Except to the extent, if any, set forth in the MergerCo Disclosure Schedule, such patents, trademarks, service marks, trade names and licenses (collectively, the "Intellectual Property") are, to the Company's Knowledge, valid and in full force and are adequate to permit MergerCo to conduct its business as presently conducted, except to the extent that such failure to be valid and in full force would not have a material adverse effect on the business, financial condition or results of operations of MergerCo. MergerCo has received no written notice of any event, inquiry or investigation threatening the validity of the Intellectual Property.

     3.13  REAL AND PERSONAL PROPERTY.

     The MergerCo Disclosure Schedule contains a list of all real and personal property owned or leased by MergerCo as of the date hereof having, in the case of leased property, an annual lease obligation in excess of $10,000 or, in the case of owned property, a book value in excess of $15,000. All such property is owned in fee or held under valid leases. There is not under any of such leases any existing material default on the part of MergerCo nor any facts that would, with the passage of time, constitute such a material default.

     3.14  INSURANCE.

     The MergerCo Disclosure Schedule lists all material insurance policies in force with respect to MergerCo, its employees and its directors.

     3.15  TAXES.

        (a) Definitions. For purposes of this Agreement, the following
            -----------
definitions shall apply:

           (i) "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which MergerCo is required to pay, withhold or collect.

        (ii) "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (b) Tax Returns Filed and Taxes Paid. All Tax Returns required to be filed
        --------------------------------
by or on behalf of MergerCo have been duly filed on a timely basis and such Tax Returns are true, complete and correct. MergerCo has set aside adequate reserves for the payment of all Taxes due for fiscal 1997. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by MergerCo with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Tax Returns). MergerCo has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of MergerCo with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that MergerCo is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (c) Tax Returns Furnished. For all periods ending on and after December 31,
        ---------------------
beginning with the year in which MergerCo was formed, MergerCo has made available to the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by MergerCo or on behalf of MergerCo relating to Taxes, and
(ii) all separate federal and state income or franchise tax returns for MergerCo.

    (d) Tax Reserves. The amount of MergerCo's liability for unpaid Taxes for
        ------------
all periods covered by the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected in the Financial Statements, and the amount of MergerCo's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed such accruals.

    (e) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth
        -------------------------------------------------
in the MergerCo Disclosure Schedule, no deficiencies have been asserted with respect to Taxes of MergerCo. MergerCo is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against MergerCo or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of MergerCo. Except as set forth in the MergerCo Disclosure Schedule, the Tax Returns of MergerCo have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened. MergerCo has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

    (f)  No Consolidated Group.  Except as disclosed in the MergerCo Disclosure
         ---------------------
Schedule, MergerCo has not been included in any "consolidated," "unitary" or "combined group Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.


    (g)  No Tax Sharing. There are no tax sharing, allocation, indemnification
         --------------
or similar agreements or arrangements in effect as between MergerCo or any predecessor or affiliate thereof and any other party (including Shareholders and any predecessor or affiliate thereof) under which the Company or MergerCo could be liable for any Taxes of any party.

    (h) Tax Elections and Special Tax Status. MergerCo is not nor has it been a
        ------------------------------------
United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and XOOM is not required to withhold tax on the acquisition of MergerCo's common stock pursuant to Section 1445 of the Code. MergerCo is not a "consenting corporation" under Section 341(f) of the Code. MergerCo has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. MergerCo has not participated in an international boycott as defined in Code Section 999. MergerCo has not agreed, nor is it required to make, any adjustment under
Section 481(a) of the Code by reason of a change in accounting method or otherwise. MergerCo has no permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country, and MergerCo is not a party to any joint venture, partnership, or other agreement, contract, or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes. MergerCo is not an "S corporation," within the meaning of Section 1361(a) of the Code.

    (i) Section 6038A Compliance. MergerCo has filed all reports and has created
        ------------------------
and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between MergerCo and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with MergerCo are either maintained in the United States, or MergerCo is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Section 1.6038A-1 of the Treasury Regulations. MergerCo is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A of the Code. Each related foreign person that has engaged in transactions with MergerCo has authorized MergerCo to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with MergerCo, and each such authorization remains in full force and effect.

   3.16  ENVIRONMENTAL MATTERS.

    (a)  Definitions.  For purposes of this Agreement, the following definitions
         -----------
shall apply:

       (i)  "Hazardous Materials" shall mean any hazardous substance, pollutant,
             -------------------
contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Hazardous Materials Laws, or the release, discharge or exposure to which is prohibited, limited to or regulated by any federal, state or local government under Hazardous Materials Laws and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain levels of polychlorinated biphenyls.

     (ii) "Hazardous Materials Laws" shall mean any federal, state or local
           ------------------------
statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the protection of the environment, health, safety from the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery
                               -- ----
Act, as amended, 42 U.S.C. (S) 9601 et seq.; the Federal Water Pollution Control
                                    -- ----
Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act,
                                    -- ----
15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the
                   -- ----                                        -- ----
Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of
                                            -- ----
1990, 33 U.S.C. (S) 2701 et seq.; and their state and local counterparts and
                         -- ----
equivalents.

     (iii) "Environmental Claims" shall mean any and all administrative,
            --------------------
regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings relating to any Hazardous Materials Law or any permit issued under any such Law (hereafter "Claims"), including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Materials Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or other environment from release or disposal of Hazardous Materials.

   (b) MergerCo is in compliance in all material respects with all Hazardous Material Laws and the requirements of all environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Hazardous Materials Laws that are applicable to MergerCo's operations as presently conducted.

   (c) There are no pending, or to the Knowledge of MergerCo, threatened Environmental Claims against MergerCo or any property of MergerCo.

   (d) There are no facts, circumstances, conditions or occurrences regarding MergerCo, its operations or any property of MergerCo that could reasonably be anticipated to form the basis of an Environmental Claim against MergerCo.

      3.17  CONTRACTS.

     The MergerCo Disclosure Schedule contains a complete list of every material contract of MergerCo which (i) is made with any officer, director or stockholder of MergerCo, or with any affiliate or relative of any such officer, director or stockholder, (ii) is a contract of employment, (iii) is made with any labor union, or other labor organization, (iv) is a bank loan or other credit agreement, (v) other than outstanding purchase orders, requires, individually, annual payments of more than $10,000 or aggregate payments over the life of the contract of more than $50,000, (vi) is for a remaining term of more than one year and is not cancelable as to all its provisions upon 60 days or less notice without payment of any material penalty, or (vii) is entered into other than in the ordinary course of business. MergerCo has made or will promptly make available to the Company upon request true copies of each contract so listed. MergerCo and each of the other parties to the contracts set forth in the MergerCo Disclosure Schedule have in all material respects performed all material obligations
                                      11
required to be performed by them under such contracts and no event has occurred which would give any other party to any such contract the right to terminate or otherwise fail to perform its obligations under the contracts.

     3.18  ACCOUNTS RECEIVABLE.

     Except to the extent set forth in the MergerCo Disclosure Schedule, the accounts receivable of MergerCo reflected in the Unaudited Interim Balance Sheet represent sales actually made in the ordinary course of business, and have been properly reported, net of any reserves shown on the books of MergerCo, all in accordance with the past practices of MergerCo, consistently applied.

     3.19  CUSTOMERS AND SUPPLIERS.

         (a) Part 3.19(a) of the MergerCo Disclosure Schedule lists the five largest customers of MergerCo in the most recent full fiscal year. Except as disclosed in the MergerCo Disclosure Schedule, since January 31, 1998, there has been no material adverse change in the business relationship of MergerCo with any such customer.

         (b) Part 3.19(b) of the MergerCo Disclosure Schedule contains exemplars of each of the forms of contracts executed by MergerCo's subscribers. Except as set forth in the MergerCo Disclosure Schedule, all contracts with MergerCo's subscribers have been made using such exemplars.

     3.20  BANK ACCOUNTS.

     The MergerCo Disclosure Schedule sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which MergerCo maintains an account and the name of each person authorized to draw thereon or make withdrawals therefrom.

     3.21  TITLE TO PROPERTIES; ENCUMBRANCES.

     Except as set forth in the MergerCo Disclosure Schedule, MergerCo has good title to its material properties and assets (real and personal, tangible and intangible) owned by it (and good leasehold title to the material properties and assets leased by it), including, without limitation, the material properties and assets reflected in the Financials, subject to no encumbrance, lien, charge or other restriction of any kind or character ("Encumbrances"), except for (i) Encumbrances reflected in the Unaudited Interim Balance Sheet, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances arising by operation of law, (iv) easements, rights-of-way, restrictions and other similar Encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of MergerCo are not material and which, in the case of such Encumbrances on the assets or properties of MergerCo, would not reasonably be expected to materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets, and (v) Encumbrances in existence on the Closing Date and described in the MergerCo Disclosure Schedule.

     3.22  COMPENSATION OF EMPLOYEES.

     MergerCo has provided the Company with an accurate and complete list for fiscal year 1997 showing (i) the names of all persons employed by MergerCo who received more than $40,000 in 1997 cash compensation (including, without limitation, salary, commission and bonus) and who are employed by MergerCo as of the date hereof, and (ii) the present salary or hourly wage (including, without limitation, salary,
                                      12
commission and bonus) and fringe benefits (excluding Listed Plans set forth in the MergerCo Disclosure Schedule), of each such person.

   3.23  TAX STATUS OF REORGANIZATION.

       (a) The liabilities of MergerCo, if any, to be assumed by the Company in the Merger and the liabilities to which the transferred assets of MergerCo are subject, if any, were incurred by MergerCo in the ordinary course of business.

       (b) MergerCo and each of the Shareholders will pay any of its own expenses incurred in connection with the Merger.

       (c) There is no intercorporate indebtedness existing between the Company and MergerCo that was issued, was acquired, or will be settled at a discount.

       (d) The fair market value of the assets of MergerCo to be transferred to the Company in the Merger will equal or exceed the sum of MergerCo's liabilities assumed by the Company plus the amount of MergerCo's liabilities, if any, to which the transferred assets are subject.

       (e) MergerCo is not under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Except as set forth in the MergerCo Disclosure Schedule, the Shareholders hereby represent and warrant to the Company and XOOM as of the date hereof and as of the Closing Date as follows:

     4.1  TITLE TO COMMON SHARES.

     Each Shareholder individually represents and warrants to the Company and XOOM that he or she is the record and beneficial owner of the common stock being conveyed by such Shareholder to the Company listed opposite the Shareholder's name in the capitalization schedule attached hereto as Exhibit A, and
                                                       ---------
Shareholder holds title to the common stock free and clear of all liens, charges, encumbrances, security interests, restrictive agreements or assessments.

     4.2  CAPACITY.

     Each Shareholder has the legal capacity to enter into and to perform his or her obligations under this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms.

     4.3  CONFIRMATION OF MERGERCO'S REPRESENTATIONS AND WARRANTIES.

     The Shareholders represent and warrant, severally, but not jointly, that to their Knowledge, except as set forth in the MergerCo Disclosure Schedule, the representations and warranties of MergerCo in Article III are true and correct as of the date hereof and as of the Closing Date. For purposes of this Article IV, a Shareholder shall be deemed to have "Knowledge" of a particular fact or other matter if (i) the Shareholder is actually aware of such fact or other matter or (ii) had reason to know of such fact or matter. MergerCo or Shareholder Vijay Vaidyanathan shall be deemed to have Knowledge of a particular fact or matter if any Shareholder has Knowledge of such fact or matter.

     4.4  PURCHASE ENTIRELY FOR OWN ACCOUNT.

     This Agreement is made with each Shareholder in reliance upon each Shareholder's representation, which by each Shareholder's execution of this Agreement Shareholder hereby confirms, that the XOOM Stock to be received by Shareholder will be acquired for investment for Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the XOOM Stock.

     4.5  DISCLOSURE OF INFORMATION.

     Each Shareholder believes he has received all the information he or she considers necessary or appropriate for deciding whether to acquire the XOOM Stock. Shareholder further represents that he or she has had an opportunity to ask questions and receive answers from XOOM regarding the terms and conditions of the offering of the XOOM Stock and the business, properties, prospects and financial conditions of XOOM. Shareholder has arrived at an independent view concerning the value of XOOM, recognizes that the purchase and sale of the XOOM Stock is occurring in an arms' length transaction and is not relying upon any statements by XOOM or the Company as to the value of XOOM.

                                  ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND XOOM

     The Company and XOOM hereby represent and warrant to MergerCo and the Shareholders that to their Knowledge as of the date hereof and as of the Closing, except as disclosed in the Disclosure Schedule provided by XOOM and attached hereto, (the "XOOM Disclosure Schedule) (For the purposes of this Article V, the Company and XOOM shall be deemed to have Knowledge of a particular fact or matter if Russell Hyzen, Chris Kitze or Laurent Massa are actually aware of such fact or matter or had reason to know of such fact or matter):

     5.1  DUE INCORPORATION; REQUISITE POWER AND AUTHORITY.

     The Company is a corporation duly organized, validly existing and in good standing as a corporation under the laws of California, and XOOM is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company and XOOM have all requisite power and authority to execute and deliver this Agreement and to perform all transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and XOOM and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate and shareholder action, and this Agreement constitutes the valid and binding obligation of the Company and XOOM enforceable in accordance with its terms.
                                      14

     5.2  DUE ORGANIZATION OF XOOM AND THE COMPANY.

     XOOM and the Company (a) have been duly organized and are validly existing and in good standing in their respective states of incorporation, (b) are duly qualified to do business in and are in good standing under the laws of every jurisdiction where they are required to be so qualified, except where the failure to be so qualified will not materially adversely affect their business, financial condition or results of operations, and (c) have all requisite corporate power and authority to own or lease and to operate their properties and carry on their business.

     5.3  REQUISITE CONSENTS; NONVIOLATION.

     The execution and delivery of this Agreement by the Company and XOOM do not, and the performance of this Agreement by the Company and XOOM will not, (a) violate or conflict with (i) the provisions of the Articles of Incorporation (and with respect to XOOM, its Certificate of Incorporation) or Bylaws of the Company and XOOM, (ii) any applicable law, rule or regulation or (iii) any order, writ, injunction or decree by which the Company or XOOM is bound; (b) except as set forth in this Agreement, require the consent, license, permit, approval, authorization or other action by or with respect to, any governmental person or entity (except such approvals, permits or filings as may be required to comply with applicable state securities laws); or (c) constitute a default under, violate or conflict with any material contract, note, lease or mortgage to which XOOM or the Company is a party.

     5.4  XOOM STOCK.

     The XOOM Stock to be issued to the holders of MergerCo's common stock pursuant to the Merger, when issued in connection with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Based on the truth and accuracy of the Shareholders' representations set forth in Article IV of this Agreement, such XOOM Stock will be exempt from the registration requirements of the Securities Act of 1933 and will have been registered or qualified (or are exempt) under all applicable state securities laws.

     5.5  CAPITALIZATION.

        (a) Prior to the two-for-one reverse common stock split planned by XOOM before the Closing, the authorized capital stock of XOOM consists of twenty million (20,000,000) shares of common stock, $.0001 par value per share, of which, as of March 10, 1998, seventeen million, eight hundred thirty-four thousand, eighty-three (17,834,083) shares have been issued and are outstanding, and 1,000,000 shares of preferred stock, none of which has been issued or is outstanding. Other than the common stock, XOOM does not have outstanding any other voting or equity securities or interests. Except as set forth in the XOOM Disclosure Schedule, XOOM has no outstanding obligations, understandings or commitments regarding the issuance of any additional shares of its stock, voting or equity securities or interests or other securities, or any options, rights, warrants or securities exercisable for or convertible into such shares, securities or interests. There are no preemptive rights in respect of the common shares of XOOM. All issued and outstanding shares of XOOM's capital stock have been duly authorized and validly issued, are fully paid and nonassessable .

        (b) The authorized capital stock of the Company consists of ten thousand (10,000) shares of common stock, no par value. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by XOOM.

   5.6  FINANCIAL STATEMENTS.

      (a) Attached hereto as Part 5.6(a) of the XOOM Disclosure Schedule are the following financial statements and notes (collectively, the "Financial Statements") pertaining to XOOM:

        (i) the unaudited balance sheets of XOOM as of December 31, 1996 and December 31, 1997, and the related unaudited statements of operations, changes in shareholder's equity and cash flows of XOOM for the fiscal years ended December 31, 1996 and December 31, 1997 together with the notes thereto; and

       (ii) the unaudited balance sheet of XOOM as of December 31, 1997 (the "12/31/97 Balance Sheet"), and the related unaudited statements of operations, changes in shareholder's equity and cash flows of XOOM, together with the notes thereto.

      (b) All of the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 5.6(a) are in accordance with the books and records of XOOM and present fairly the financial position of XOOM as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of XOOM for the periods covered thereby.

      (c) Except as set forth in the XOOM Disclosure Schedule, XOOM has no liabilities except those reflected or reserved against in the 12/31/97 Balance Sheet and current liabilities incurred by XOOM in the ordinary course of business since the date of the 12/31/97 Balance Sheet

     5.7  NO MATERIAL CHANGES.

     Except as otherwise set forth in the XOOM Disclosure Schedule, since January 31, 1998 there has not been (a) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, financial condition or results of operations of XOOM; (b) any labor dispute materially and adversely affecting the business, financial condition or results of operations of XOOM; (c) any disposition of any capital asset of XOOM having a net book value in excess of $15,000; (d) any discharge or satisfaction of any obligation or liability of XOOM other than in the ordinary course of business; or (e) any material adverse change in the business, financial condition or results of operations of XOOM.

     5.8  UNDISCLOSED LIABILITIES.

     XOOM has no liabilities or obligations (whether absolute, contingent or otherwise) which are material to XOOM, except for (a) those reflected, reserved against or otherwise disclosed in the Financial Statements or the notes thereto and not heretofore paid or discharged, (b) those disclosed in the XOOM Disclosure Schedule, or (c) those incurred in, or as a result of, the ordinary course of business of XOOM since the date of the 12/31/97 Balance Sheet.

     5.9  LITIGATION.

     Except as set forth in the XOOM Disclosure Schedule, there is no pending or threatened action, suit, arbitration proceeding or investigation in any court or before any governmental commission or agency against XOOM, which would have a material adverse effect upon the business, financial condition or results of operations of XOOM. There is no order, judgment or decree of any court or governmental authority or agency which specifically applies to XOOM which would have a material adverse effect on the business, financial condition or results of operations of XOOM.

     5.10  PATENT, TRADEMARK AND RELATED MATTERS.

     All of the material patents, registered trademarks, service marks and trade names owned by XOOM and all material license agreements in which XOOM is the licensee, at the date of this Agreement are listed in the XOOM Disclosure Schedule. Except to the extent, if any, set forth in the XOOM Disclosure Schedule, such patents, trademarks, service marks, trade names and licenses (collectively, the "Intellectual Property") are, to XOOM's Knowledge, valid and in full force and are adequate to permit XOOM to conduct its business as presently conducted, except to the extent that such failure to be valid and in full force would not have a material adverse effect on the business, financial condition or results of operations of XOOM, and XOOM has received no written notice of any event, inquiry or investigation threatening the validity of the Intellectual Property.

     5.11  CONTRACTS.

     The XOOM Disclosure Schedule contains a complete list of every material contract of XOOM which (i) is made with any officer, director or stockholder of XOOM, or with any affiliate or relative of any such officer, director or stockholder, (ii) is a contract of employment, (iii) is made with any labor union, or other labor organization, (iv) is a bank loan or other credit agreement, (v) other than outstanding purchase orders, requires, individually, annual payments of more than $10,000 or aggregate payments over the life of the contract of more than $50,000, (vi) is for a remaining term of more than one year and is not cancelable as to all its provisions upon 60 days or less notice without payment of any material penalty, or (vii) is entered into other than in the ordinary course of business. XOOM Disclosure Schedule has made or will promptly make available to the Company upon request true copies of each contract so listed. XOOM and each of the other parties to the contracts set forth in the XOOM Disclosure Schedule have in all material respects performed all material obligations required to be performed by them under such contracts and no event has occurred which would give any other party to any such contract the right to terminate or otherwise fail to perform its obligations under the contracts.

     5.12  REGISTRATION RIGHTS.

     XOOM is not under any contractual obligation to Register any of its securities. The term "Register" refers to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, and the declaration or ordering of the effectiveness of such registration statement.

     5.13  RELATED-PARTY TRANSACTIONS.

     No employee, officer, or director of XOOM or member of his or her immediate family is indebted to XOOM, nor is XOOM indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of XOOM's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which XOOM is affiliated or with which XOOM has a business relationship, or any firm or corporation that competes with XOOM, except that employees, officers, or directors of XOOM and members of their immediate families may own stock in publicly traded companies that may compete with XOOM. No member of the immediate family of any officer or director of XOOM is directly or indirectly interested in any material contract with XOOM.

     5.14  VOTING AGREEMENTS.

     Except for the Voting Agreement set forth in Section 10.2, in which XOOM's shareholders will agree to vote their shares in favor of the election of Vijay Vaidyanathan and Robert Ellis, among other things, none of the shareholders of XOOM are parties to any voting agreement or any other agreement which would require them to vote their shares in accordance with such agreement.

                                  ARTICLE VI.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations, warranties and indemnities included or provided for in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement will survive the Closing Date for a period of eighteen months. No claim may be made by any party hereto under this article unless written notice of the claim is given within that eighteen month period; provided, however, that the foregoing limitation period will not apply to any
--------
fraudulent breach, representation or warranty actually known to any party before the Closing Date.

                                 ARTICLE VII.

                     COVENANTS OF MERGERCO AND SHAREHOLDERS

     7.1  ACCESS AND INVESTIGATION.

     MergerCo shall ensure that, at all times after the date hereof and prior to the Closing (the "Pre-Closing Period") MergerCo shall provide XOOM and its representatives with free and complete access to MergerCo's representatives, personnel, premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to MergerCo.

     7.2  OPERATION OF BUSINESS.

     MergerCo shall ensure that, during the Preclosing Period (a) MergerCo conducts its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement; (b) MergerCo preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with MergerCo.

     7.3  FINAL TAX RETURNS.

     The Shareholders shall cause MergerCo's accountants to prepare and MergerCo to timely file and pay amounts owed with respect to all Income Tax Returns not already filed for MergerCo for all tax periods ended or ending on or before the Closing Date and shall cause their accountants to prepare on a pro forma basis all tax returns for MergerCo for the interim period from December 31, 1997 until the Closing ("Final Returns"). The Shareholders shall send a copy of all Final Returns as to which they are responsible to the Company for its review and comment and, if required, appropriate execution, at least three (3) days prior to the filing thereof. Unless it determines in good faith that it is required to do so by applicable tax laws, the Company shall not (without the prior written consent of MergerCo, which consent shall not be unreasonably withheld), cause the Company to amend any of the Final Returns or other Tax Returns for which the Shareholders are responsible.

     7.4  TAXES ON PSC Share Dividends.

     The Stockholders shall pay and be fully liable for any taxes incurred by MergerCo due to the dividend of Paralogic Software Corporation, a California corporation ("PSC"), stock to the Shareholders prior to the Merger.

     7.5  FEDERAL INCOME TAX REPORTING.

     MergerCo and the Shareholders agree to report the Merger as a "reorganization," within the meaning of Section 368(a) of the Code, but the Shareholders shall not be liable for any adverse consequences suffered by XOOM or the Company if the Merger fails to qualify as a reorganization.

     7.6  NO NEGOTIATION.

     MergerCo shall ensure that, during the Pre-Closing Period, neither MergerCo nor any of its representatives directly or indirectly (i) solicits or encourages the initiation of any inquiry, proposal or offer from any person relating to any to acquisition of MergerCo or any of its assets or (ii) conducts any negotiations relating to such acquisition.

                                 ARTICLE VIII.

                               COVENANTS OF XOOM

8.1  TAX FREE REORGANIZATION.

   (a) XOOM agrees to report the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   (b) Prior to the Merger, XOOM will be in "control" of the Company within the meaning of Section 368(c) of the Code.

   (c) XOOM has no plan or intention to cause MergerCo to issue additional shares of stock after the Merger, or take any other action, that would result in XOOM losing Control of MergerCo.

   (d) XOOM has no plan or intention to liquidate MergerCo; to merge MergerCo with or into another corporation including XOOM affiliates; to sell, distribute or otherwise dispose of the capital stock of MergerCo; or to cause MergerCo to sell or otherwise dispose of any of its assets or of any of the assets acquired from the Company except for dispositions made in the ordinary course of business or payment of expenses incurred by MergerCo pursuant to the Merger.

   (e) Following the Merger, the historic business of MergerCo will be continued or a significant portion of MergerCo's historic business assets will be used in a business.

   (f) Following the Merger, XOOM and MergerCo will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations.

                                  ARTICLE IX.

                   CLOSING CONDITIONS OF XOOM AND THE COMPANY

     XOOM and the Company's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     9.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Shareholders and MergerCo in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and each of the Shareholders and MergerCo shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

     9.2  ASSET PURCHASE AGREEMENT.

     MergerCo shall have entered into an Asset Purchase Agreement with PSC in substantially the form of Exhibit B hereto and the closing of the transactions
                          ---------
described therein shall have occurred.

     9.3  RELEASE AGREEMENT.

     XOOM shall have received an executed Release Agreement from Dipendra Nigam in substantially the form of Exhibit C hereto, effective as of the Closing,
                             ---------
releasing MergerCo, PSC, the Company and XOOM from any liability or claims described therein.

     9.4  LICENSE AGREEMENT.

     XOOM shall have received an executed License Agreement from PSC in substantially the form of Exhibit D hereto pursuant to which XOOM obtains
                          ---------
certain nonexclusive rights to use of the name "Paralogic" and related service and trademarks.

     9.5  SOFTWARE AGREEMENT AMENDMENT.

     XOOM share have received an executed Amendment to the Software License Agreement between MergerCo and XOOM in the form of Exhibit E to this Agreement.
                                                   ---------

                                  ARTICLE X.

              CLOSING CONDITIONS OF THE SHAREHOLDERS AND MERGERCO

     The Shareholders' and MergerCo's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     10.1  EMPLOYMENT AGREEMENT.

     The Company shall have entered into an employment agreement, effective as of the Closing, with Vijay Vaidyanathan on substantially the terms set forth in Exhibit F hereto.
---------

     10.2  VOTING AGREEMENT.

     The shareholders of XOOM shall have entered into a Voting Agreement substantially in the form of Exhibit G hereto requiring among other things, that
                             ---------
XOOM's shareholders vote their common shares in such manner as to elect to XOOM's Board of Directors one director designated by Vijay Vaidyanathan until XOOM has completed either (i) a sale of all or substantially all of the assets of XOOM, (ii) a merger of XOOM with or into another entity at the close of which the shareholders of XOOM immediately prior to such merger own less than 50% of the voting securities of the surviving entity, or (iii) an initial public offering.

     10.3  AGREEMENT REGARDING USE OF WEBPAGE.COM DOMAIN NAME.

     The Company shall have entered into an agreement in the form of Exhibit H
                                                                     ---------
hereto giving PSC the nonexclusive right to use the domain name Webpage.com for a period of 18 months following the Closing.

     10.4  REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Company and XOOM in this Agreement shall have been true and correct as of the Closing and each of the Company and XOOM shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

                                  ARTICLE XI.

                               FURTHER ASSURANCES

     Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles IX and X.

                                 ARTICLE XII.

                                INDEMNIFICATION

     12.1  INDEMNIFICATION BY THE SHAREHOLDERS

     In the event any of the Shareholders (i) breaches or is deemed to have breached any of their representations and warranties contained in Article IV herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, provided that the Company or XOOM makes a written claim for indemnification against any of the Shareholders pursuant to
Section 12.4 below, then such Shareholder agrees to indemnify the Company and XOOM, and each of their directors, officers, shareholders, attorneys, representatives and agents (except for such persons who are also Shareholders), from and against any Losses incurred or paid by the Company or XOOM to the extent such Losses arise or result from a breach by such Shareholder of any representation and warranty contained in Article IV or a violation of any covenant in this Agreement. "Losses" shall mean all damages, awards, judgments, payments, diminutions in value, all interest thereon, costs and expenses of investigating claims, lawsuits or arbitration and any appeal from any of the foregoing and reasonable attorneys fees incurred in connection therewith.

     12.2  INDEMNIFICATION BY THE COMPANY AND XOOM

     In the event the Company or XOOM (i) breaches or is deemed to have breached any of its representations and warranties contained in Article V herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, provided that any of the Shareholders makes a written claim for indemnification against the Company or XOOM pursuant to Section 12.4 below, then the Company and XOOM agree to indemnify the Shareholders from and against any Losses incurred or paid by the Shareholders to the extent such Losses arise or result from a breach by the Company or XOOM of any representation and warranty contained in Article V or a violation of any covenant in this Agreement. "Losses" shall mean all damages, awards, judgments, payments, diminutions in value, all interest thereon, costs and expenses of investigating claims, lawsuits or arbitration and any appeal from any of the foregoing and reasonable attorneys fees incurred in connection therewith.

     12.3  NOTIFICATION OF CLAIMS

     If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the "Indemnifying Party") is obligated to provide indemnification pursuant to
Section 12.1 or 12.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). Any claim for indemnification under this Section 12 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Article VI. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

     12.4  RESOLUTION OF CLAIMS

        (a) With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third-Party Claim, the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 12.5.

        (b) with respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 12.5.

        (c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 12.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

     12.5  ARBITRATION.

     All disputes under this Section 12 shall be settled by arbitration in San Francisco, California before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 12.5. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written
        --------  -------
opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right to appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for
--------  -------
indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 12.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

     12.6  INDEMNIFICATION THRESHOLD

     Notwithstanding anything to the contrary herein, in no event shall any Shareholder, the Company or XOOM be liable to the other party under any warranty, representation, indemnity or covenant made by such party in this Agreement until the aggregate amount of liability of all claims thereunder against such party exceeds fifty thousand ($50,000) (the "Threshold"), at which point such party shall be liable for the full amount of liability for such claims.

     12.7  LIMITATION OF LIABILITY; EXCLUSIVE REMEDY

         (a) Notwithstanding anything to the contrary herein, in no event shall any Shareholder's obligation to indemnify the Company and/or XOOM exceed the lesser of (A) the amount equal to such Shareholder's pro rata allocation of $1,977,500, or (B) the sum of the fair market value of the XOOM common shares received by such Shareholder together with such Shareholder's pro rata share of any unpaid cash consideration set forth in Section 2.4. Any disputes regarding the fair market value of the XOOM common shares shall be resolved in accordance with Section 12.5.

         (b) Notwithstanding anything to the contrary herein, in no event shall the obligation of XOOM or the Company to indemnify the Shareholders exceed $1.977,500 together with such Shareholder's pro rata share of any unpaid cash consideration set forth in Section 2.4.

         (c) The parties hereto acknowledge and agree that the foregoing indemnification provisions in this Section 12 shall be the exclusive remedy of the Company, XOOM, MergerCo and the Shareholders with respect to MergerCo, its subsidiaries, and the transactions contemplated by this Agreement.

                                 ARTICLE XIII.
                       RESTRICTIONS ON XOOM COMMON SHARES

13.1  RIGHT OF FIRST REFUSAL/TRANSFER RESTRICTIONS.

    (a)  Restrictions on Transfer.  A Shareholder may not sell or engage in any
         ------------------------
transaction which will result in a change in the beneficial or record ownership of any XOOM common shares ("Shares") issued to or held by Shareholder, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"), except as provided in this Agreement, and any such Transfer of XOOM common shares or attempted Transfer of XOOM common shares in contravention of this Agreement shall be void and ineffective for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever.

    (b)  Right of First Refusal.
         ----------------------

      (i) If, prior to an initial public offering of XOOM's securities or a merger or sale of XOOM, a Shareholder proposes to Transfer (or is required by operation of law or other involuntary transfer) any or all of the XOOM common shares standing in Shareholder's name or owned by him, Shareholder shall first offer such Shares to XOOM in accordance with the following provisions:

         (A) Shareholder shall deliver a written notice (a "Notice") to XOOM stating (A) Shareholder's bona fide intention to Transfer such Shares, (B) the name and address of the proposed transferee, (C) the number of Shares to be transferred, and (D) the purchase price per Share and terms of payment for which Shareholder proposes to Transfer such Shares.

         (B) Within 60 days after receipt of the Notice, XOOM or its designee shall have the first right to purchase or obtain such Shares, upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, XOOM at its option may pay the consideration in cash equal to XOOM's good faith estimate of the present fair market value of the non-cash consideration offered.

         (C) If XOOM or its designee elects not to purchase or obtain all of the Shares designated in the selling Shareholder's Notice, then the Shareholder may Transfer the Shares referred to in the Notice to the proposed transferee, providing such Transfer (i) is completed within 30 days after the expiration of XOOM's right to purchase or obtain such Shares, (ii) is made at the price and terms designated in the Notice, and (iii) the proposed transferee agrees to be bound by the terms and provisions of this Article XIII and to become a party to an agreement containing such provisions immediately upon receipt of such Shares. If such Shares are not so transferred, the selling Shareholder must give notice in accordance with this paragraph prior to any other or subsequent Transfer of such Shares.

   (ii) Notwithstanding Section 13.1(a), Shareholder may Transfer Shares: (A) to the Shareholder's spouse, child, grandchild, parent, brother, or sister ("Immediate Family"), or to a trust established for the benefit of a member or members of the Shareholder's Immediate Family, (B) to an Affiliate (as hereinafter defined) or equity holder of the Shareholder, (C) to a person who is a constituent partner of the Shareholder on the date hereof, or (D) to the estate of any of the foregoing by gift, will or intestate succession; provided that the Shareholder or his representative notifies XOOM of such Transfer not less than 10 nor more than 90 days prior to the Transfer and that the proposed transferee agrees to be bound by the terms and provisions of this Agreement and to become a party to this Agreement immediately upon the receipt of such

Shares. "Affiliate" means, with respect to any person or entity, any person or entity which controls, is controlled by, or is under common control with, such person or entity, or any stockholder or other equity owner in a control relationship with any of the foregoing. For this purpose the term "control" shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or interest in the income of such person or entity, or such other relationship as, in fact, constitutes actual control.

       (c) No Transfer to Competitors. Shareholder may not Transfer any Shares
           --------------------------
to a competitor of XOOM, or to any stockholder, partner or other beneficial holder of an equity ownership interest in a competitor, other than pursuant to a merger, combination, or other transaction approved by the Board of Directors of XOOM.

       (d)  Legend on Stock Certificates. Each certificate representing shares
            ----------------------------
owned of record or beneficially by a party to this Agreement shall be endorsed with the following legends:

     THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN XOOM, INC. (THE "COMPANY") AND THE HOLDER, PROVIDING FOR, AMONG OTHER MATTERS, THE COMPANY'S RIGHT OF FIRST REFUSAL TO PURCHASE THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE COMPANY.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE.

     Under no circumstances shall any Transfer of any Shares subject hereto be valid until the proposed transferee thereof shall have executed and become a party to the agreement described in Section 13.1(b)(i)(C) and thereby shall have become subject to all of the provisions of this Article XIII; and notwithstanding any other provisions of this Agreement, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the Shares subject hereto. The Shareholder understands and acknowledges that the Company need not register a transfer of Shares, and may instruct its transfer agent not to register a transfer of Shares, unless the conditions specified in the foregoing last legend are satisfied.

     (e) Acknowledgments. Shareholder acknowledges that other stockholders of
         ---------------
the Company may have restrictions on their stockholdings different than the terms contained herein.

     13.2  LOCK-UP AGREEMENT.

     Shareholder, if requested by an underwriter of XOOM common shares or other securities of XOOM, shall not sell or otherwise transfer or dispose of any XOOM common shares held by the Shareholder during the 180-day period following the effective date of a registration statement of XOOM filed under the Act or such shorter period of time as the underwriter shall require, provided that all officers and directors of XOOM who hold common stock (or other securities) of XOOM enter into similar agreements. If requested by the underwriter, Shareholder will reaffirm the agreement set forth in this Section 13.2 in a separate writing in a form satisfactory to such underwriter. XOOM may impose stop-transfer instructions with respect to such XOOM common shares subject to the foregoing restriction until the end of said period.

                                 ARTICLE XIV.

                                 MISCELLANEOUS

     14.1  EXPENSES.

     The Company, MergerCo, and each Shareholder shall bear his, her or its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     14.2  ENTIRE AGREEMENT.

     This Agreement and the agreements referred to in Articles IX and X contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the agreements referred to in Articles IX and X, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

     14.3  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

     Prior to the Closing Date, none of the Company, Shareholders nor MergerCo shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. The Company, Shareholders and MergerCo will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transaction contemplated by this Agreement.

     14.4  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     14.5  DESCRIPTIVE HEADINGS.

     The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

     14.6  NOTICES.

     Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company or XOOM:      XOOM, Inc.
                                     433 California Street, Suite 910
                                     San Francisco, CA  94104
                                     Attention: Laurent Massa

     With a copy to:                  Morrison & Foerster LLP
                                      425 Market Street
                                      San Francisco, CA  94105
                                      Attention: Bruce Mann, Esq.

     And if to Shareholders, to the address of each Shareholder set forth on the signature page of this Agreement:

     With a copy to:                  Wilson Sonsini Goodrich & Rosati
                                      650 Page Mill Road
                                      Palo Alto, CA  94304
                                      Attention: Raj Aji, Esq.

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

     14.7  CHOICE OF LAW

     This Agreement shall be construed in accordance with and governed by the laws of the State of California.

     14.8  BINDING EFFECT; BENEFITS

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     14.9  ASSIGNABILITY

     Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

     14.10  WAIVER AND AMENDMENT

     Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     14.11  ATTORNEYS' FEES.

     In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                              THE COMPANY:

                              XOOM Chat, Inc.



                              By: /s/ CHRIS KITZE
                                  ---------------
                                  Name:  Chris Kitze
                                  Title:  President

                              XOOM:

                              XOOM, Inc.


                              By: /s/ CHRIS KITZE
                                  ---------------
                                  Name: Chris Kitze
                                  Title: Chairman of the Board



                              MERGERCO:

                              Paralogic Corporation



                              By: /s/ VIJAY VAIDYANATHAN
                                  ----------------------
                                  Vijay Vaidyanathan
                                  President


                              THE SHAREHOLDERS:


                              /s/ VIJAY VAIDYANATHAN
                              ----------------------
                              Vijay Vaidyanathan
                              Address:  4242 Nerissa Circle
                                        Fremont, CA  94555


                              /s/ Helmut Hissen
                              -----------------
                              Helmut Hissen
                              Address:  848 La Para
                                        Palo Alto, CA 94306

                                   Exhibit A

                       PARALOGIC CAPITALIZATION SCHEDULE

1.       Vijay Vaidyanathan:          5,000 common shares

2.       Helmut Hissen:               250 common shares

                                   EXHIBIT B

                            ASSET PURCHASE AGREEMENT

                         PARALOGIC SOFTWARE CORPORATION

                             PARALOGIC CORPORATION

                        COMMON STOCK PURCHASE AGREEMENT


                         Dated as of February 23, 1998

                         Paralogic Software Corporation
                             Paralogic Corporation
                        Common Stock Purchase Agreement

     This Common Stock Purchase Agreement (the "Agreement") is made as of this 23rd day of February, 1998 (the "Effective Date") by and between Paralogic Software Corporation, a California corporation, with offices at 2140 Peralta Blvd., Suite 109, Fremont, CA 94536 ("Company") and Paralogic Corporation, a California corporation, with offices at 2140 Peralta. Blvd., Suite 109, Fremont, CA 94536 ("Paralogic").

                                   BACKGROUND

     In connection with the spin-off of Company from Paralogic, Paralogic desires to transfer certain computer software and other assets to Company in exchange for stock pursuant to the terms and conditions of this Agreement. It is the understanding and intent of the parties for this transfer and exchange to qualify as a transfer under Section 351 of the Internal Revenue Code.

                                   AGREEMENT

1.  Sale of Common Stock

     1.1  Sale of Common Stock.  Company hereby issues and sells to Paralogic an
          --------------------
aggregate of twenty million (20,000,000) shares of the Company's Common Stock. Company shall deliver to Paralogic a certificate registered in Paralogic's name representing such number of shares within five (5) days of the Effective Date.

     1.2  Restrictions on Transfer.  In addition to any other limitation on
          ------------------------
transfer created by applicable securities laws, Paralogic shall not sell, transfer, pledge, hypothecate, assign, encumber or dispose of any interest in the Shares except in compliance with the provisions of this Section 1.2. Company need not register a transfer of any Shares and may also instruct its transfer agent to not register the transfer of Shares if the requirements specified in this Section 1.2 are not satisfied.

          (a) Standoff Agreement.  Paralogic agrees, and shall require any and
              ------------------
all transferees of any or all of its Shares to also agree, in connection with the Company's initial public offering of its equity securities, to not sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any Shares (other than those included in the registration, if any) without the prior written consent of the Company or its underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such underwriters.

          (b) Investment Representations.  Paralogic shall require any and all
              --------------------------
transferees of any or all of its Shares to deliver to Company the completed Investment Representation Statement attached hereto as Exhibit E.
                                                       ----------

     1.3  Stock Certificate Legends.  All certificates representing any of the
          -------------------------
Shares subject to the provisions of this Agreement may have endorsed thereon the following legends:

          (a) "The shares represented by this certificate are subject to certain restrictions upon transfer as set forth in an agreement between the corporation and the registered holder, a copy of which is on file at the principal office of the corporation."

          (b) "These securities have not been registered under the Securities Act of 1933, as amended. they may not be sold, offered for sale, pledged or hypothecated in the absence of any effective registration statement as to the securities under said act or an opinion of counsel satisfactory to the corporation that such registration is not required."

          (c) Any legend deemed advisable in light of any applicable state securities laws.

2.  Sale of Assets

     2.1  Transfer.  In consideration of the sale of stock above, Paralogic
          --------
hereby irrevocably sells, conveys, transfers, assigns, sets over and delivers to Company all of Paralogic's right, title and interest in and to the assets and properties of Paralogic set forth below (collectively the "Assets'), free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort:

          (a) the computer software set forth in Exhibit A attached hereto
                                                 ----------
("Software") and all technical, design, development, installation, operation and maintenance information concerning the Software, including without limitation source code, source documentation, source listings and annotations, engineering notebooks, test data and test results ("Documentation'); and

          (b) all trade secrets, information, technology and know-how in the possession of or known by Paralogic relating to the design, programming, and maintenance of Internet "chat" products ("Know-How"); and

          (c) all current and future worldwide patents and other patent rights, copyrights, trade secrets, and other intellectual property rights, whether registered or unregistered, including without limitation all applications, substitutions, divisions, continuations, continuation-in-parts, renewals, extensions and registrations with respect thereto ("Intellectual Property Rights") in and to the Software, Documentation and Know-How; and

          (d) all causes of action against any parties relating to any right, including any Intellectual Property Right, with respect to or relating to the Software, Documentation or Know-How, whether arising before or after the Effective Date, including the right to bring suit for past infringement or misappropriation of any Intellectual Property Right;

          (e) the tradenames trade marks and service marks set forth in Exhibit
                                                                        -------
B attached hereto, including all goodwill associated therewith, and all
--
intellectual property rights therein or related thereto, whether registered or unregistered, including all trade mark rights and common law rights; and
                                                  -------

          (f) certain accounts receivable as set forth in Exhibit F attached
                                                          ----------
hereto.

     2.2  Delivery of Assets; Bill of Sale.  On the Effective Date, or such
          --------------------------------
other date as Paralogic and Company may agree, Paralogic shall deliver to Company (i) all of the Assets which are in tangible form, including without limitation Source Code copies of all Software, (ii) a duly executed bill of sale for the Assets, in the form attached hereto as Exhibit C, and (iii) a duly
                                               ---------
executed assignment of accounts receivables, in the form attached hereto as Exhibit F, all at the address for Company set forth above. As
---------
used herein, "Source Code" shall mean software in human-readable form, including programmers' comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably required or necessary to enable an independent third party programmer with reasonable programming skills to create, operate, maintain, modify and improve the software without the help of any other person. Data files containing Source Code must be in standard ASCII format and be readable by a text editor.

     2.3  No Assumption of Liabilities.  Except as otherwise expressly set forth
          ----------------------------
herein, this Agreement does not transfer and Company does not assume and expressly disclaims any and all costs, debts, claims, liabilities and obligations of or relating to the ownership of the Assets or the operations of Paralogic, whether prior to or after the Effective Date, and whether accrued, absolute, contingent, matured, unmatured or otherwise. Without limiting the foregoing, it is expressly agreed that Company shall not assume any liabilities for employment, income, sales, property or other taxes incurred or accrued by Paralogic, and it is further expressly agreed that Company shall not assume any liabilities for third party claims of infringement of Intellectual Property Rights with respect to any use or other exploitation of the Assets by Paralogic or Paralogic's customers. Paralogic shall indemnify, defend and hold the Company harmless from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses incurred or suffered by Company or any of its affiliates related to or arising out of any liabilities or obligations of Paralogic.

     2.4  Further Assurances.  Paralogic hereby agrees that it will, at any time
          ------------------
and from time to time after the date hereof, upon the request of Company, its successors or assigns, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further acts, assignments, conveyances and other assurances, documents and instruments of transfer as Company or its successors or assigns may request for the assignment, transferring, granting, conveying and confirming to Company or its successors or assigns of the Assets, or for reducing to the possession of Company or its successors or assigns all right, title and interest of Paralogic in or to any and all of the Assets, including without limitation providing to Company such support and cooperation as may be necessary to complete the transfer of the Assets.

3.  Assignment of Licenses

     In consideration of the sale of stock above, Paralogic hereby assigns and delegates to Company all of Paralogic's rights and obligations in and to all agreements relating to the Software, Documentation or Know-How attached hereto as Exhibit D to the extent permitted in such agreements, and Company thereby
   ----------
assumes and agrees to perform all obligations of Paralogic under such agreements.

4.  Confidentiality

     Each of the parties hereto and their respective representatives will hold in confidence any data and information obtained with respect to any other party, or the business of any other party, from any representative, officer, director or employee of such party, or from any books or records of such party in connection with this Agreement or the transactions contemplated by this Agreement, and shall not use such data and information or disclose the same to others, except if such data or information is published or is a matter of public knowledge or is required by any applicable law or regulation to be disclosed. Following the Effective Date, to the maximum extent permitted by applicable law, the confidential information relating to the Assets shall at all times be and remain the sole and exclusive property of Company, and Paralogic agrees to observe confidentiality with regard to same and to insure that its employees and shareholders do the same. It is understood and agreed that any party's remedies at law for a breach by another party of its obligations under this Article 8 will be inadequate and that the non-breaching party shall, in the event of any such breach, be entitled to equitable relief (including without limitation, injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to the non-breaching party at law. The obligations and rights of the parties under this Section shall survive any expiration or termination of this Agreement for any reason whatsoever. If this Agreement is terminated for any reason, all written data and information obtained by any of the parties hereto from any other party in this matter shall be returned to the relevant party and each party agrees to use all reasonable efforts to keep confidential any information obtained by it in this matter unless and until such information is ascertainable from public or published information or trade sources or is otherwise a matter of public knowledge.

5.  Miscellaneous

     5.1  Governing Law; Venue.  This Agreement shall be governed by and
          --------------------
construed in accordance with the substantive laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California. Any action or proceeding brought by either party against the other arising out of or related to this Agreement shall be brought only in a state or federal court of competent jurisdiction located in Los Angeles, California, and the parties hereby consent to the in personam jurisdiction of said courts.

     5.2  Delays or Omissions.  No delay or omission to exercise any right,
          -------------------
power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of that party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise, afforded to the parties hereunder shall be cumulative and not alternative.

     5.3  Notices, Etc.  All notices and other communications required or
          ------------
permitted hereunder shall be in writing and shall be effective upon hand delivery by messenger or upon receipt by facsimile with a confirming copy sent by first-class mail, postage prepaid, or five (5) days after deposit in the U.S. postal system by certified or registered mail, return receipt requested, postage prepaid:

          If to Company:

          Sheena Vaidyanathan
          2140 Peralta Blvd., Suite 109
          Fremont, CA 94536

          With a copy to:

          Raj Aji
          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304

          If to Paralogic:

          Vijay Vaidyanathan
          2140 Peralta Blvd., Suite 109
          Fremont, CA 94536

or at such other address as the relevant party shall furnish to the other parties in writing.

     5.4  Severability.  In case any provision of this Agreement shall be
          ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     5.5  Assignment.  Paralogic shall not assign this Agreement without the
          ----------
prior written consent of Company. Such consent may be withheld in Company's sole discretion.

     5.6  Successors and Assigns.  Except as otherwise provided herein, the
          ----------------------
provisions hereof shall inure to the benefit of, and be binding upon, the affiliates, subsidiaries, successors and assigns of the parties hereto.

     5.7  Term of Agreement.  This Agreement shall be perpetual and of unlimited
          -----------------
term.

     5.8  Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be enforceable and all of which together shall constitute one instrument.

     5.9  Entire Agreement Amendment.  This Agreement, along with all Exhibits,
          --------------------------
and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes and revokes all other previous discussions, understandings and agreements, whether oral or written, between the parties with regard to the subject matter hereto. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of Paralogic and Company.

     In Witness Whereof, the parties below have executed this Agreement as of the date first above written

Paralogic Software Corporation

By: /s/ VIJAY VAIDYANATHAN
        ------------------
Name: Vijay Vaidyanathan

Title:

Paralogic Corporation

By: /s/ VIJAY VAIDYANATHAN
    ----------------------
Name: Vijay Vaidyanathan

Title: President


              [Signature Page to Common Stock Purchase Agreement]

                                   Exhibit A
                                Software ASSETS

Parachat
--------

Web-based 100% Java chat server and client software including incomplete features such as Message Boards and ParAde (advertisement delivery system for ParaChat).

MuxSock
-------

Optimization module for ParaChat utilizing socket multiplexing to improve scalability and performance.

                                   EXHIBIT C

                               RELEASE AGREEMENT

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                                   EXHIBIT D

                               LICENSE AGREEMENT

                                 ("PARALOGIC")

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                                   EXHIBIT E

                    AMENDMENT OF SOFTWARE LICENSE AGREEMENT

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                                   EXHIBIT F

                              EMPLOYMENT AGREEMENT

                    (SEE EXHIBIT 10.7 TO REGISTRANT'S S-1)

                                   EXHIBIT G

                                VOTING AGREEMENT

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                                   EXHIBIT H

                         DOMAIN NAME LICENSE AGREEMENT

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                          MERGERCO DISCLOSURE SCHEDULE

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)

                            XOOM DISCLOSURE SCHEDULE

    (This exhibit has not been filed as it has been deemed immaterial to an investment decision pursuant to the provisions of Item 601(b)(2) of Regulation
S-K.  The Registrant agrees to furnish a copy of this exhibit to the Commission upon request.)